Exhibit 21.01

SCHEDULE OF SUBSIDIARIES

State or Country
Name	of Organization

GSM Oil Holdings Limited	Republic of Cyprus

GSM Oil B.V	Netherlands

Sinur Oil LLP	Republic of Kazakhstan